Exhibit 4.23(d)

AMENDMENT NO. 4 TO RECEIVABLES PURCHASE AGREEMENT

AMENDMENT dated as of November 2, 2005 to the Receivables Purchase Agreement dated as of December 17, 2003 (the "Receivables Agreement") among LYONDELL FUNDING II, LLC, a Delaware limited liability company (the "Seller"), LYONDELL CHEMICAL COMPANY, a Delaware corporation (the "Servicer"), the PURCHASERS from time to time party thereto and CITICORP USA, INC., as asset agent and administrative agent for the Purchasers (the "Agent").

The parties hereto agree as follows:

Section 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Receivables Agreement has the meaning assigned to such term in the Receivables Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Receivables Agreement shall, after this Amendment becomes effective, refer to the Receivables Agreement as amended hereby.

Section 2. Amended Definitions. (a) Section 1.1 of the Receivables Agreement is hereby amended by inserting the following definition therein in correct alphabetical order:

"Amendment No. 4 Effective Date" means November 2, 2005.

(b) The following definition in Section 1.1 of the Receivables Agreement is amended to read in its entirety as follows:

"Commitment Termination Date" means the fifth anniversary of the Amendment No. 4 Effective Date.

(c) The definition of "Applicable Margin" in Section 1.1 of the Receivables Agreement is hereby amended by deleting the table contained therein and by inserting the following table in place thereof:

Average Monthly Excess Availability	Alternate Base Rate	Adjusted LIBO Rate
Greater than or equal to $450,000,000	0.25%	1.25%
Less than $450,000,000 and greater than or equal to $225,000,000	0.50%	1.50%
Less than $225,000,000	0.75%	1.75%

Section 3. Amendments to Article II. (a) Clause (b) of Section 2.4 of the Receivables Agreement is hereby amended by inserting the following phrase after the term "Agent" contained therein:

"or upon 1 Business Day's notice to the Agent in the case of reductions in outstanding Capital bearing Yield solely at the Applicable Base Rate"

(b) Clause (d) of Section 2.11 of the Receivables Agreement is hereby amended by deleting the percentage "0.50%" specified therein and inserting the percentage "0.375%" in place thereof.

Section 4. Amendments to Article V. Clause (f)(ii) of Section 5.4 of the Receivables Purchase Agreement is hereby amended by inserting the following proviso at the end of the first sentence thereof:

";provided further that, unless Total Excess Availability is less than $200,000,000 during any period of five consecutive Business Days within any twelve-month period, the Agent shall conduct no more than two such evaluations pursuant to this Section during such twelve-month period"

Section 5. Representations of Seller and Servicer. Each of the Seller and the Servicer represent and warrant that (i) their respective representations and warranties set forth in Article IV of the Receivables Agreement will be true in all material respects on and as of the Amendment Effective Date (as defined below) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date and (ii) no Potential Event of Termination or Event of Termination will have occurred and be continuing on such date.

Section 6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

Section 7. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 8. Effectiveness. This Amendment shall become effective on the first date when, and simultaneously with the time upon which, the following conditions are met (the "Amendment Effective Date"):

      the Agent shall have signed a counterpart hereof and shall have received counterparts hereof signed by each of the Purchasers, the Seller and the Servicer (or, in the case of any party as to which an executed counterpart shall not have been received, the Agent shall have received in form satisfactory to it facsimile or other written confirmation from such party of execution of a counterpart hereof by such party); and
      the Agent, Citigroup Global Markets, Inc. and Banc of America Securities LLC shall have received payment of amendment fees (including any fees for the account of the Purchasers in amounts heretofore mutually agreed), arrangement fees, other costs, fees and expenses (including, without limitation, reasonable legal fees and expenses for which invoices shall have been submitted to the Servicer) and other compensation due and payable to any of the foregoing on or prior to the Amendment Effective Date in connection with the Transaction Documents or this Amendment.

Promptly after the Amendment Effective Date occurs, the Agent shall notify the Seller, the Servicer and the Purchasers thereof, and such notice shall be conclusive and binding on all parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

CITICORP USA, INC., as Agent
By:	/s/ David Jaffe
Name: David Jaffe
Title: Director/Vice President

LYONDELL FUNDING II, LLC, as Seller
By:	/s/ Karen A. Twitchell
Name: Karen A. Twitchell
Title: Vice President and Treasurer

LYONDELL CHEMICAL COMPANY, as Servicer
By:	/s/ Karen A. Twitchell
Name: Karen A. Twitchell
Title: Vice President and Treasurer

CITICORP USA, INC.
By:	/s/ David Jaffe
Name: David Jaffe
Title: Director/Vice President

Bank of America, N.A.
By:	/s/ Stephen King
Name: Stephen King
Title: Vice President

JPMORGAN CHASE BANK, N.A.
By:	/s/ Stacey L. Haimes
Name: Stacey L. Haimes
Title: Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH (Formerly known as Credit Suisse First Boston, Acting Through Its Cayman Islands Branch)
By:	/s/ Thomas R. Cantello
Name: Thomas R. Cantello
Title: Vice President

By:	/s/ Gregory S. Richards
Name: Gregory S. Richards
Title: Associate

The Bank of New York
By:	/s/ John V. Yancey
Name: John V. Yancey
Title: Managing Director

National City Business Credit, Inc.
By:	/s/ Anthony Alexander
Name: Anthony Alexander
Title: Vice President

Wells Fargo Foothill, LLC
By:	/s/ Patrick McCormack
Name: Patrick McCormack
Title: Assistant Vice President